UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2008

INTERNATIONAL POWER GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-51449	20-1686022
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

950 Celebration Blvd., Suite A, Celebration, FL.	34747
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone number including area code: (407) 566-0318

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers

(a) Resignation of Principal Officers

Peter Toscano has resigned as Chief Executive Officer and President of International Power Group, Ltd. (“IPWG”) effective May 19, 2008. Mr. Toscano will remain as Chairman of the Board of Directors, and Corporate Secretary and Treasurer.

(b) Appointment of Principal Officers

International Power Group, Ltd., a Delaware corporation (“IPWG”), has appointed Woodrow W. Crouch its Chief Executive Officer effective May 19, 2008. Mr. Crouch is a senior executive with extensive experience in electrical transmission, distribution and generation. Mr. Crouch will be paid a $150,000 base salary.

Mr. Crouch previously served as Vice President-Engineering of Noble Environmental Power beginning in July 2007, a leading renewable energy company with over 4,000 megawatts of wind-parks under development in several states.  Prior to Noble Environmental Power, beginning in June 2003, Mr. Crouch was Vice President and Director of Power Transmission and Distribution of DMJM Harris.

Mr. Crouch received his Masters in Mechanical Engineering from Columbia University and a Bachelor of Science degree in Marine Engineering from the U.S. Merchant Marine Academy.

There are no family relationships between Mr. Crouch and any other executive officers or directors of IPWG. In connection with his appointment as Chief Executive Officer, Mr. Crouch was granted 2,000,000 restricted shares of IPWG’s common stock.

Other than the granted shares, there have been no transactions during IPWG’s last two fiscal years, or any currently proposed transaction, or series of similar transactions, to which IPWG was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Crouch had or will have a direct or indirect material interest.

Item 8.01

Other Events (Issuances of Press Release)

A press release in regard to the above was issued on April 30, 2008 and is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01

 Financial Statements and Exhibits.

(c)  Exhibits.

The following exhibits are furnished as part of this Report:

Exhibit Number	Description
99.1	Press Release dated April 30, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL POWER GROUP, LTD.

Date: May 5, 2008	By: /s/ Peter Toscano
Peter Toscano
President and Chief Executive Officer